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                                                                    EXHIBIT 10.3

                                    AGREEMENT

between

SWISSRAY INTERNATIONAL INC.
lndustriestra e 6
CH 6285 Hitzkirch
Switzerland

(hereinafter referred to as "SRMI")


and


PHILIPS MEDICAL SYSTEMS
DMC - Development and Manufacturing Centre
Unternehmensbereich der Philips GmbH,
Rontgenstra e 24
22335 Hamburg
Federal Republic of Germany

(hereinafter referred to as "PMS").


Subject

                   MANUFACTURING AND SUPPLY OF X-RAY EQUIPMENT

                               dated June 11, 1996


         This Agreement updates the agreement between SR-MEDICAL AG, SWISSRAY and PMS, dated July 29, 1992 and replaces it with the exceptions

- that there are obligations, businesses or disputes which originated under that former agreement and which have not been settled

- that any of the conditions of that former agreement which are intended to survive will so survive
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                                Table of Contents

                                                                          Page
                                                                          ----

  1.       Introduction and Definition....................................  1
           1.1      Introduction..........................................  1
           1.2      Definitions...........................................  1

  2.       Scope of Agreement.............................................  4
           2.1      Delivery and Purchases................................  4
           2.2      Marketing Rights/License..............................  4
                             2.2.1   Branding and Trademarks..............  4
                             2.2.2   Exclusivity..........................  4
                             2.2.3   Licenses.............................  5
                             2.2.4   Standards and Approvals..............  5
                             2.2.5   Marketing of other Products/
                                     Right of First Refusal...............  5

  3.       Product........................................................  5
           3.1      Product Specification.................................  5
           3.2      Testing, Type-Approval, Release for Delivery..........  6
           3.3      Standards and Approvals...............................  6
           3.4      Modifications, Engineering Change Control.............  7

  4.       Planning and Ordering of Products and/or parts thereof.........  8
           4.1      Target Quantities, Rolling Forecast...................  8
           4.2      Purchase Orders.......................................  9
           4.3      Execution of Logistic Procedures......................  10
           4.4      Export Documentation..................................  10

  5.       Prices and Conditions..........................................  10
           5.1      Price Schedule........................................  10
           5.2      Price Changes.........................................  10
           5.3      Most-favorable Customer...............................  11
           5.4      Payment condition/Invoicing...........................  11
           5.5      Delivery condition, Transportation....................  11
           5.6      Partial deliveries....................................  11

  6.       Production, Packing and Shipping...............................  12
           6.1      Production, Subcontracting............................  12
           6.2      Product Identification and Labeling...................  12
           6.3      Product Delivery, Packing and Storage.................  12
           6.4      Environmental Conditions..............................  13
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  7.       Quality........................................................  14
           7.1      Design Requirement, Compliance........................  14
           7.2      Change in Requirements, Regulations or Standards......  14
           7.3      Quality Control, Audits...............................  14
           7.4      Outgoing Inspection and Systematic Process Control....  15
           7.5      Inspection/Rejection..................................  15

  8.       Warranty.......................................................  16
           8.1      Hardware warranty/Deviating Warranty Conditions.......  16
           8.2      Cost of Transportation................................  17
           8.3      No Warranty...........................................  17
           8.4      Epidemic Faults.......................................  17
           8.5      Epidemic Faults.......................................  17

  9.       Performance Measurement, Vendor Rating.........................  18

  10.      Service, Spare Parts...........................................  18

  11.      Manufacturing Rights...........................................  18

  12.      Documentation and Assistance...................................  19
           12.1     Technical.............................................  19
           12.2     Commercial............................................  20

  13.      Claims.........................................................  20
           13.1     Liability, Indemnification............................  20
           13.2     Recall................................................  20
           13.3     Damages...............................................  20
           13.4     Intellectual Property Rights..........................  21

  14.      Confidentiality................................................  21

  15.      Term - Termination.............................................  22
           15.1     Term..................................................  22
           15.2     Termination for cause.................................  22
           15.3     Surviving clauses.....................................  23
           15.4     Continuing commitments................................  23

  16.      Force Majeure..................................................  23

  17.      General Terms and Conditions...................................  23
           17.1     Applicable law; courts................................  23
           17.2     Entire Agreement......................................  24


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          17.3     Waiver.................................................... 24
          17.4     Severability.............................................. 24
          17.5     Assignment................................................ 24
          17.6     Advertisements............................................ 24
          17.7     Project leaders........................................... 25
          17.8     Notices; Communications................................... 25


 LIST OF EXHIBITS............................................................
          I-A, I-B etc. list of Products and their Specifications............
          II.      Options...................................................
          III.     Per type of Product the...................................
                   * Exclusive Territory.....................................
                   * Non-exclusive Territory.................................
                   * Non-available Territory.................................
          IV.      Prices for Products and Options.  Yearly Target Quantities
          V.       Standard Form for Change Request..........................
          VI.      Standard Form Decision of Change Request..................
          VII.     Acceptance Procedures.....................................
          VIII.    Service Arrangements......................................
          IX.      Warranty Time and Deviating Warranty Conditions...........
          X.       Quality Statement.........................................
          XI.      Authorized Philips Associated Companies...................
          XII.     Time Schedule.............................................


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         1.       INTRODUCTION AND DEFINITION

         1.1      INTRODUCTION

         WHEREAS SRMI is in the business of developing, manufacturing and selling medical X-ray imaging equipment and accessories;

         WHEREAS SRMI seeks to extend its international distribution network and wishes to take advantage of PMS'-network for the resale of its equipment on an exclusive basis in certain geographical areas and on a non exclusive basis in other areas, all as further set forth herein;

         WHEREAS PMS and the PMS' Associated Companies are in the business of, among others, developing, manufacturing, marketing and selling of diagnostic systems;

         WHEREAS PMS has the intention to market Products made by SRMI under its own tradename and trademark or such other tradenames and trademarks as may be designated by PMS;

         WHEREAS PMS and SRMI want to establish the terms and conditions under which during the term of this Agreement SRMI shall supply Products to PMS for subsequent resale either directly or through the PMS Associated Companies, their dealers and distributors, as the case may be, all as defined hereinafter.

         NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND PREMISES HEREINAFTER SET FORTH, THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

         1.2      DEFINITIONS

         "Agreement" shall mean this present document and all the Exhibits and other referred to herein or attached hereto and signed or initialed by the parties hereto.

         "Philips Associated Companies" shall mean any and all companies and persons with respect to which now or hereafter Philips Electronics N.V. directly or indirectly holds 50% or more of the nominal value of the issued share capital or has 50% or more of the voting power at general meetings or has the power to appoint a majority of the directors or otherwise directs the activities of such company, firm or person but any such company firm or person shall be deemed a Philips Associated Company only as long as such ownership or control exists.

         "Swissray Associated Companies" shall mean any and all companies and persons with respect to which now or hereafter "Swissray International Inc. New York / USA" with its European Center in Hitzkirch/Switzerland directly or indirectly holds 50% or more of the nominal value of the issued share capital, but any such company or person shall be deemed a Swissray Associated Company only as long as such ownership exists.

         "Date of First Clinical Use" shall mean the date of acceptance by the end user after installation of the Product.

         "Product(s)" jointly and severally shall mean SRMI's equipment according to the Specifications including user and service documentation and any agreed upon modifications, enhancements and successor versions thereof and/or any other equipment brought under this Agreement by mutual agreement all as listed in Exhibit IA, IB etc.

         "Specification(s)" shall mean the final functional requirements, technical specifications, drawings, documentation and other requirements of the Product(s) attached or to be attached hereto as
         Exhibit I-A, I-B and such amendments thereto as the parties hereto may agree upon from time to time in writing.

         "Option(s)" shall mean the additions and attachments as set forth in
         Exhibit 11-A, 11-B.

         "Software/Firmware" shall mean all computer programs either on disk, diskettes or hardware carrier consisting of the set of logical instructions and tables of information which guide the functioning of processors; such programs include all necessary operating system software, application software, related documentation useful with Software/Firmware such as functional descriptions, design documentation, program description and listings as well as the source code versions itself on disc, all as specified in EXHIBIT I and EXHIBIT VIII.

         "Compatibility" will mean that a new Release or a new Level can replace the former Release(s) or Level(s) of the Software without degrading the functionality and/or affecting the interfacing of the Product or Software.

         "Release(s)" will mean a specified set of functions. A new Release of the Software will be made as a result of changed functional specifications and will also contain the solutions to Problems of previous Levels. A Release may comprise a number of Versions.

         "Version(s)" will mean a distinction between various software programs which fulfil essentially the same class of functions, but which are different for alternative hardware choices and/or slightly different Software configurations and/or differences in performance and/or for commercial reasons.

         "Level(s)" will mean improved Software having the same functional specifications as before, but originating from changed (corrected) source code.



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         "Spare Part(s)" shall mean the smallest replaceable part jointly classified by SRMI and PMS as spare part, as listed in Exhibit VIII and all other items necessary to allow PMS or its customers to keep the Products in good condition throughout its useful life.

         "Exclusive Territory" shall mean the countries where SRMI grants to PMS exclusive sales rights and as defined per type of Product in Exhibit III-A, III-B.

         "Non-exclusive Territory" shall mean the list of countries where SRMI grants to PMS non-exclusive sales rights and as defined per type of Product in Exhibit III.

         "Non-available Territories" shall mean the list of countries where PMS is not allowed to sell certain type of Products and as defined in
         Exhibit III.

         "Purchase Order(s)" shall mean the purchase order(s) for Products which the purchase department of PMS may forward to SRMI. If other Philips Associated Companies request to order Products directly from SRMI this has to be authorized by PMS in writing and listed in Exhibit XI. This
         Exhibit XI may be updated as required.

         "Confidential Information" means any and all information whether obtained or given orally or in writing concerning either party not generally known to persons not associated with the disclosing party, including, without limitation, information about product discovery and development, manufacturing processes and techniques, samples, drawings, customer marketing and new product data, trade secrets, computer programming techniques and business strategy, financial data and all other proprietary or trade secret information of whatever description.

         "Form, Fit or Function" means items, components, or processes that are sufficient to enable physical and functional interchangeability, in particular as to source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements.

         "Term" shall mean the time period set forth in Article 15 below and any extensions thereof.

         "Time Schedule" shall mean the time schedule attached hereto as Exhibit XII.

         "Know-How" shall mean all the information relating to the design, development, production, testing, and servicing of Products as manufactured by or for SRMI, which is in SRMI's possession or under SRMI's control and as will be sufficient to enable PMS, a Philips Associated Company or a third party to manufacture and service Products. All such Know-How shall be in a legible and reproducible form.



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
         "Documentation" shall mean the technical documentation for Products including, without limitation, electrical diagrams and parts lists necessary to service and sustain such Products in the field.

         2.       SCOPE OF AGREEMENT

         2.1      DELIVERY AND PURCHASES

         Subject to the terms of this Agreement, SRMI agrees to develop, produce, sell and deliver Products and Spare Parts to PMS and PMS agrees to purchase and take delivery of Products in whole or in part for marketing and resale either by PMS directly and/or through any of the Philips Associated Companies, its/their distributors and dealers.

         PMS may procure certain components for the Product from other sources other than SRMI, for which components SRMI declines Product responsibility, unless agreed upon in the pertaining Specification.

         PMS shall sell, install, maintain and/or repair the Products, and/or the individual items thereof.

         2.2      MARKETING RIGHTS/LICENSE

                  2.2.1    BRANDING AND TRADEMARKS

         Products will be marketed by PMS under the Philips trademark and shield emblem, all as specified in Exhibit I, and/or such other trademarks and tradenames as may be designated by PMS in writing.

         SRMI has no license to or right in such trademarks or tradenames and shall not use them in its marketing or sales literature or in any other way, except as provided hereunder, without prior written consent of PMS.

                  2.2.2    EXCLUSIVITY

         PMS' marketing rights shall be exclusive or non exclusive as agreed to by the parties per type of Product and set forth in Exhibit III. The Product specification may contain certain elements which are proprietary to PMS. Details are listed in Exhibit III. PMS will maintain ownership of these proprietary elements on an ongoing exclusive right to use.

         SRMI shall not sell, distribute, deliver or otherwise make available the Product(s), directly or indirectly to any third party in or for use in the Exclusive Territory.

         a)       the Products in whole or in part, or


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
         b) any similar product or equipment having performance characteristics substantially identical to those of the Product

         In the Non-exclusive Territory SRMI shall be free to sell products similar to Products under its own brandname or a third parties private label.

         The cooperation shall consist of a distributor type of relation and may be modified from time to time by written agreement of the parties.

                  2.2.3    LICENSES

         SRMI represents PMS shall have all requisite approvals, including licenses, if required, to market Products and Software/Firmware, Options and Spare Parts, including their modifications and upgrades, and to allow PMS' customers the full use of such Products, Software/Firmware and Options.

                  2.2.4    STANDARDS AND APPROVALS

         PMS is marketing the Product(s) as "Philips Products' in various countries. SRMI is responsible that the Product complies with the applicable standards as specified in Exhibit I and will provide the certifications and approvals if so required.

                  2.2.5    MARKETING OF OTHER PRODUCTS/ RIGHT OF FIRST REFUSAL

         If during the term of this Agreement SRMI wishes to commercially exploit products other than Products, with any party other than SRMI Associated Companies and its dealer network or PMS, SRMI shall not do so until it has given PMS an opportunity to investigate whether such new product may be of interest to PMS. SRMI shall give PMS timely notice and provide PMS with all relevant information concerning the product/application to enable PMS to perform its investigation in a reasonable time period not exceeding forty five (45) days, or such longer period as the parties may agree upon.

         If PMS is interested the parties shall in good faith negotiate the terms for buying such a product or application. If the parties do not agree to reasonable terms and conditions, SRMI shall be free to market its product or application in any manner it deems fit, provided distributorship is not offered to anyone else on terms better than those offered to PMS.

         3.       Product

         3.1      Product Specification

         The Specifications of the Product(s) are laid down in Exhibit I.



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
         SRMI agrees to adapt the Specifications of the Product if necessary, as a result of further tests or requirements of PMS and will provide PMS with the revised version thereof. Upon consent of PMS, and mutual agreement on price and delivery, such revised Specifications will be added to this Agreement and subsequently will replace the earlier version thereof.

         3.2      Testing, Type-Approval, Release for Delivery

         Before the start of commercial deliveries of each type of Product which is brought under this Agreement SRMI shall execute such type approval tests as agreed upon per type of Product in order to ascertain that the Product conforms to the Specifications and shall provide PMS timely with the evidence thereof.

         Upon the finalization of the tests SRMI shall, free of charge, deliver one (1) test unit of each type of Product for evaluation and test. The delivery shall include adequate documentation and shall be in accordance with the time schedule. PMS shall execute such tests as PMS reasonably requires in order to satisfy itself that the Product conforms to the Specifications. All tests are basically non destructive, damage to the test unit of the Product, due to no fault of SRMI, shall be for the account of PMS.

         PMS shall keep SRMI informed of the results of these tests and will give detailed explanation about non-compliance subjects.

         If, as a result of these tests, PMS is of the reasonable opinion, to be confirmed in writing, that certain additions, alterations or modifications in the said Product are required in order to reach full compliance with the Specifications, SRMI undertakes to modify the Product accordingly.

         Upon finalization of the tests and if PMS is satisfied with the results of these tests, PMS shall return the test unit of the Product to SRMI and provide SRMI with a written release for production by means of a Type Acceptance Certificate.

         If PMS requested changes outside of the then existing Specification and Agreement they are subject to prior negotiation, and mutual acceptance, on price and delivery.

         3.3      Standards and Approvals

         The applicable standards will be listed in the Specification for each Product (Exhibit I)

         ISO9000/9001 - EN46001
                  this quality assurance system will be installed at SRMI and certified by QMI (Quality Management Institute). Schedule: ISO 9002 until June 1996, ISO 9001 at the beginning of 1997. Proof will be provided to PMS of the relevant documents.


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
         CE-MARKING (INCL.  IEC-STANDARDS)
                  From January lst, 1996 onwards all medical devices marketed in the European Economic Area (EEA) have to fulfil all essential requirements in order to allow PMS to obtain the CE-Mark necessary for European Community distribution

                  From July 1996 onwards SRMI shall provide PMS with documents proving standard compliance. These documents will at least consist of adequate testing documentation (samples to be supplied by PMS) and a MDD-compliance declaration (MDD = Medical Device Directory)

         UL, CSA
                  The Product will comply with UL/CSA approvals applicable in the United States and Canada.

                  If PMS decides to market the Product in parts of the Territory where UL/CSA approvals are required SRMI will to obtain and maintain these approvals.

         FDA/DHHS
                  SRMI will maintain an FDA quality assurance system.

                  SRMI will design and manufacture the product in accordance with the FDA's Good Manufacturing Practices, will maintain such records and obtain and maintain the FDA approval and support PMS in obtaining the premarket notification, if required.

         JAPANESE PHARMACEUTICAL AFFAIRS LAW (PAL)
                  All deliveries to Japan must comply with the General Rules for Medical X-ray Equipment (JIS Z 4701), corresponding to CE-/IEC-standards.

                  If PMS decides to market the Product in parts of the Territory where PAL approvals are required SRMI will provide to PMS documents necessary to obtain and maintain these approvals.

                  Test sheets (same as for CE, + specific documents sample to be supplied by PMS) are required for the initial phase, to be filled in by SRMI and transferred by PMS to the authorities together with the report on the complete X-ray system.

         3.4      MODIFICATIONS, ENGINEERING CHANGE CONTROL

         Once a Product is released for delivery by PMS as per Article 3.2, SRMI shall not, except as required by law, make any changes or modifications in the Product and/or Specifications which affect for example



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
         form, fit or function
         labeling
         compliance with applicable standards, approvals, clearances documentation, manuals
         Spare-Parts stock

without prior written approval of PMS, whose consent shall not be unreasonably withheld. The foregoing provision is designed to assure continuing conformity with the agreed upon applicable Specifications of the Product.

         This requirement, however, does not preclude SRMI from using equivalent components and parts that do not affect form, fit or function of the Product and/or interchangeability of Spare Parts and/or compliance with the Specifications.

         If SRMI wishes to make a modification requiring PMS's consent, SRMI shall in due time notify PMS in writing of the proposed modification, using the formsheets and following an ISO 9000 acceptable procedure for technical changes. Sample of formsheets see Exhibit V:

ECR (ENGINEERING CHANGE REQUEST):

         standard form sheet, to be used for all engineering and design-data
regarding such proposed modifications.                               M F 34.040

ECO (ENGINEERING CHANGE ORDER):

         formsheet on which decision of the ECC will be documented and released.
                                                                      MF 34.038

ECC (ENGINEERING CHANGE COMMITTEE):

         committee of PMS responsible for discussing and deciding about such proposals, represented by its Secretary.

         4.       PLANNING AND ORDERING OF PRODUCTS AND/OR PARTS THEREOF

         4.1      TARGET QUANTITIES, ROLLING FORECAST

         On a yearly basis parties will decide on target quantities per type of Product, to be combined with the price discussions as provided for in Article 5 and listed in Exhibit IV.

         Based on these target numbers per type of Product, SRMI may procure unique parts (e.g. screened parts bearing logo's etc.) and long lead items for such Products, provided, however, that SRMI has quoted all related costs and PMS has given its written approval to be responsible for such commitment prior to entering its commencement thereto, SRMI will do its utmost to avoid that parts will become obsolete.



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
         If for reasons solely due to PMS, SRMI may keep stock of said unique parts and/or long lead items at the end of a calendar year, parties will meet and discuss the financial consequences hereof and PMS might absorb the incidental expenditures connected to such stock situation, if no other reasonable solution is available.

         By means of a so-called "rolling forecast" PMS will update the figures per type of Product for the coming 12 months. The rolling forecast should be issued on a monthly basis, however, at least 4 times per year. In case an increase of decrease of figures is requested, the general flexibility will be:

Flexibility in Planning

=========================================================================================================
Planning Month                 1.            2.            3.            4.             5.             6.
---------------------------------------------------------------------------------------------------------
Flexibility                    0              0         +/-20%        +/-40%         +/-50%         +/-50%
=========================================================================================================

         If there are exceptional deviations requested beyond this general rule, e.g., in case of tender business, SRMI and PMS will discuss the best possible solution taking also the supply of components into account.

         4.2      PURCHASE ORDERS

         Purchase Orders for Products or parts thereof shall be submitted on separate order forms.

         Each Purchase Order shall at least specify the items including the PMS-1 2-digit-codenumber, price quantities requested delivery day/week, addresses ship-to and invoice-to method of transportation

         SRMI shall use its best efforts to meet the requested delivery dates.

         The delivery time shall never exceed two (2) months after receipt of the order from PMS.

         All Purchase Orders shall be deemed to incorporate and be subject to the terms and conditions of this Agreement, as well as any supplemental terms and conditions agreed to in writing by authorized representatives of the parties. No other terms and conditions contained on any Purchase Order form, agreement, or any other form, agreement or correspondence originated by either party, shall apply.

         SRMI shall confirm PMS' Purchase Orders within one week of receipt by issuing SRMI's sales note. Purchase orders so confirmed shall be binding on the parties hereto and may be canceled by PMS only if SRMI materially defaults its execution.

         4.3      EXECUTION OF LOGISTIC PROCEDURES

         Purchase Orders may only be placed by an Authorized Philips Associated Company as listed in Exhibit XI. It might be decided for each shipment, to which destination the Product must be shipped.

         If the destination is other than the premises of the Authorized Philips Associated Company then SRMI agrees to ship Product(s) with proforma invoices and invoice to Authorized Philips Associated Company.

         4.4      EXPORT DOCUMENTATION

         SRMI will provide at its own expense any export or other official authorization and carry out all formalities necessary for the transportation and exportation of the Products and Spare Parts to PMS or to any other destination as may be required PMS. This might include but not limited to the provision of test results and other data to the extent necessary in connection with obtaining the required export- or import-authorizations.

         5.       PRICES AND CONDITIONS

         5.1      PRICE SCHEDULE

         During the term of this Agreement PMS will purchase and accept from SRMI Products and Options for the prices set forth in Exhibit IV.

         Prices include

                  the Product as specified
                  documentation
                  packing
                  royalties for the licenses for Software/Firmware and patents rights, if applicable

         5.2      PRICE CHANGES

         Prices including discount schedules for Products, Options and Spare Parts may be renegotiated between the parties not more than once per calendar year (preferably in the month of September), unless in the event of unforeseen circumstances the price/performance ratio deteriorates as compared to competing similar third party products.



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
         5.3      MOST-FAVORABLE CUSTOMER

         If during the term of this Agreement SRMI delivers Products, or parts thereof, or products having performance characteristics substantially similar to those of Products to a third party or parties in quantities substantially similar or lower to those delivered to PMS, at prices or other terms and conditions more favorable to said third party or parties than the comparable terms applicable to PMS, then PMS may at its option have the benefit of such favorable terms of said other transaction.

         5.4      PAYMENT CONDITION/INVOICING

         Payment condition is 45 days net after the date of invoice or proof of shipment, whichever is later.

         If tender-orders have to be supplied, defined as additional quantity of >= 30% of the forecasted 12 month quantity, the payment condition will be "net upon receipt of invoice and verification of shipment".

         All invoices shall be in triplicate and contain at least the following information:

         -        Purchase Order Number
         -        Type-Number of Product (PMS' 12-digit ID-number)
         -        Name of the Product
         -        Serial Number(s) thereof
         -        Identification of "certifiable items" contained in the Product
         -        Unit price and total price
         -        Bill of Lading number
         -        Country of final origin

         5.5      DELIVERY CONDITION, TRANSPORTATION

         The delivery condition is Free Carrier ("FCA") Hitzkirch, as defined in the edition of the Incoterms issued by the International Chamber of Commerce, applicable at the effective date of this Agreement.

         PMS will advise how and to which agency to commission the transportation.

         5.6      PARTIAL DELIVERIES

         Partial deliveries of Products are not allowed, unless otherwise agreed to by PMS in writing.



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
         6.       PRODUCTION, PACKING AND SHIPPING

         6.1      PRODUCTION, SUBCONTRACTING

         The production of Products will be effected by SRMI according to the Specifications. SRMI agrees that its quality system will comply with the regulations pertaining to the International ISO9001 Standards.

         In case SRMI subcontracts with third parties certain tasks or services SRMI will utilize subcontractors or suppliers that satisfy its own high quality standards and quality assurance system including, but not limited to, the following quality considerations:

         - introduction of the relevant quality assurance systems and standards
         -        quality of design and performance
         -        quality of production and tests to be performed
         -        supply on time to meet the required deliveries
         - confidentiality with respect to proprietary information of the product and all PMS' business
         - information, which might have to be disclosed to such subcontractor(s)

         SRMI remains responsible for the tasks and services to be performed by such subcontractor or suppliers.

         6.2      PRODUCT IDENTIFICATION AND LABELING

         SRMI will mark all packages, invoices and shipping documents (if applicable) with

         -        Type-Number of Product (PMS' 12-digit ID-number)
         -        Name of the Product
         -        Serial Number(s) thereof
         -        Identification of "certifiable items" contained in the Product
         - Number of packages, if shipment contains more than one package per Product
         -        PMS' Purchase Order number

         SRMI will mark the Products in accordance with PMS's marking specifications, see Exhibit I.

         6.3      PRODUCT DELIVERY, PACKING AND STORAGE

         The Products will be delivered in a packing

         -        appropriate to the Product
         -        adequate for ocean or air travel.

         - in a neutral box (there may be no SRMI logo inside or outside the packing)

         - paying due regard to the relevant environmental protection regulations (see article 6.4) all as set forth in the Specification, unless otherwise specified by the purchase order.

         All packing shall be tested by SRMI according to the agreed test methods. SRMI shall provide PMS with the supporting evidence that the packing has passed these tests.

         The delivery shall - besides the Product itself - contain:

         -        operator manual

                  -        to be provided by PMS free of charge

                  - It will be ordered by SRMI in due time (e.g. 2 months) before delivery from PMS.


-        service manual in the English language

         - this service manual will not contain any information about planned maintenance, the information of which is to be handed over to the Service Department of PMS separately

         - Manufacturer's compliance certificate or any other certificates as may be required

         -        Final Test Reports

         SRMI shall enclose with each shipment a packing memorandum and, if a shipment contains more than one package, identify the package containing the memorandum.

         6.4      ENVIRONMENTAL CONDITIONS

         In view of the harmful consequences for the ozone layer resulting from the emission of chlorofluoro (hydro) carbons (CFCs) and certain other halogenated hydrocarbons a ban of the use of these substances is required.

         In the execution of this Agreement SRMI will, on the basis of a reasonable effort, participate in Philips' environmental programs, such as

         -        reduction of packing materials

         -        economic design

         -        re-usability of Products

         -        recycling of Products

         -        elimination of banned substances

         -        elimination of hazardous or toxic materials/components

         As far as production and packing material is concerned SRMI hereby warrants to PMS that Products, Options and Spare Parts including their packing and any components thereof

         - are designed and manufactured in such a way that at the end of their life cycle they can be scrapped without special precautions and that no "non-recyclable" residues will remain.

         - do not contain any elements which are prohibited by the Swiss government or formal body, authorized by said government.

         If and when PMS will be obliged under Environmental Regulations to take back Products, Spare Parts and the packing thereof from its customers, SRMI will have the obligation to take back such Products, Spare Parts and packing.

         7.       QUALITY

         7.1      DESIGN REQUIREMENT, COMPLIANCE

         SRMI agrees that the design of the Product and parts thereof shall comply with the requirements as the parties may agree upon and as further specified in Exhibit I.

         All obligations for verification testing of said requirements will be the responsibility of SRMI. Should it become evident that the Product or parts thereof are not in compliance with the applicable agreed requirements then SRMI shall make the necessary changes at its own expense.

         7.2      CHANGE IN REQUIREMENTS, REGULATIONS OR STANDARDS

         In the event that any of the requirements, safety regulations and/or standards as defined in the Specifications (Exhibit I) changes by reason governmental action or by reason of a change in the ISO 9001 standard which affects SRMI's manufacturing operation, SRMI shall, at its own expense, make all the necessary modifications to its operations or to the Product and/or parts thereof, which have not yet been accepted by the end user. PMS will provide SRMI with all available information. For any other changes in the applicable standards or regulations, in the case of exceptional costs, the parties will review and evaluate the changes and make all reasonable efforts to find an acceptable solution.

         7.3      QUALITY CONTROL, AUDITS

         Upon request and at least two (2) weeks advance written notice to SRMI, PMS' representative may visit, at PMS' expense, the facilities of SRMI and/or SRMI's subcontractors at reasonable times to

         - inspect the storage and quality of parts for Product in SRMI's facilities, and

         - audit the quality control procedures and methods applied by SRMI in its facilities in the development and manufacturing and assembling of Products in accordance with ISO9000 standards, GMP and UL/CSA if applicable.

         7.4      OUTGOING INSPECTION AND SYSTEMATIC PROCESS CONTROL

         It is understood between the parties that Products will be exported directly to their final destinations in and outside the Territory so that full conformity with the Specifications is of utmost importance.

         SRMI will inspect all outgoing Products and/or parts thereof to be supplied to PMS strictly in accordance with Specifications and with the Acceptance Procedure as specified in Exhibit VII. This Acceptance Procedure will be set up or adapted - if necessary - in close cooperation between the quality officers of both companies and agreed upon by both parties.

         The specific Test Certificate should be signed by SRMI's responsible quality officer. It shall accompany each Product as evidence that the Product complies with the Specifications and applicable standards. PMS is entitled to have its representatives present at these tests.

         SRMI will archive in a safe manner all records of the Products, e.g. the Device Master Record and Device History Record and especially all records/test protocols.

         - the Device History Record shall be archived for a period of ten (10) years from date of delivery of a specific Product

         -        the Device Master Record shall be archived for a period of ten
                  (10) years from date of last Product shipment under this Agreement or any subsequent amendments thereof.

         These records will be made available if necessary and upon specified request of PMS.

         7.5      INSPECTION/REJECTION

         It is explicitly understood that PMS is not obligated to execute any incoming or other inspection concerning non-compliance with the Specifications. SRMI shall be fully responsible for and hold harmless PMS from claims for damages resulting from any such non-compliance.

         Notwithstanding the above, PMS is allowed to inspect the delivered Product at its factory or at the place of destination, following the same Acceptance Procedures as mentioned above. PMS has the right to reject all or any of the Products or parts thereof which are proven not to meet the applicable Specifications, provided that such claims will be submitted to SRMI in writing with the supporting evidence within sixty (60 ) days after delivery by SRMI to the FCA point.

         SRMI shall within five (5) working days after receipt of a notification respond to any question and provide all necessary information to the PMS Regulatory Department arising out of incidents with Products. Furthermore SRMI shall inform PMS of all relevant details of incidents that occur with SRMI's products similar to or part of Products.

         In case of such rejection, SRMI and PMS will decide in joint consultation:

         a) which corrections and repairs can be made by PMS against reimbursement by SRMI for labor and other expenses incurred by PMS in correction and repairing Products and/or parts thereof.

         b) which Product or part thereof will be replaced free of charge by SRMI and within which period of time such replacement will be effected, it is understood, that all costs connected with forwarding of such replacements to PMS for defective part will be for SRMI's account.

         c) which replaced Product or part thereof will be returned to SRMI at SRMI's risk and expense.

         In all cases PMS will advise SRMI of the expected costs and receive SRMI's approval thereof prior to taking action.

         If required, SRMI will issue a MRA-number (Material Return Authorization).

         PMS shall have the right to reject all or any of the Products or parts thereof which are proved not to meet the Specifications provided that such claim shall be submitted to SRMI with the supporting evidence within sixty (60) days after the arrival date at the installation site.

         8.       WARRANTY

         8.1      HARDWARE WARRANTY/DEVIATING WARRANTY CONDITIONS

         SRMI warrants that all Products, Options and Spare Parts delivered hereunder shall conform to the agreed upon Specifications of Exhibit I and shall be free from defects in material and workmanship.

         The hardware warranty period for defects under normal and proper use is specified in Exhibit IX. However, shorter warranty periods will apply for

         a) components purchased by SRMI enjoying shorter warranty periods and

         b) for X-ray tubes pro rate temporis of standard life time shall apply.

         Such deviating warranty conditions will as well be set forth in Exhibit IX.

         In case of a warranty claim, PMS shall notify SRMI in writing as soon as possible, but in no case later than sixty (60) days after the expiration of said warranty period. Defective parts of Products, Options and Spare Part shall be replaced or repaired at SRMI's costs. Replaced parts of Products, Options and/or Spare Parts will be covered by same warranty condition as mentioned above. The costs of building in and building out the defective parts, Options or Spare Parts will be borne by PMS.

         8.2      COST OF TRANSPORTATION

         Costs of transportation associated with the shipment of repair or replacement Products, Options and/or Parts to SRMI will be borne by SRMI.

         8.3      NO WARRANTY

         The warranty does not extend to any Product, Options or Spare Parts which have been subjected to misuse, neglect, accident, incorrect wiring or servicing, improper installation or use in violation with SRMI written recommendations.

         8.4      EPIDEMIC FAULTS

         Under this warranty, SRMI warrants that Products, Options and Spare Parts shall be free of epidemic faults. Epidemic faults are for the purpose of this Agreement defined as defects which are the same or have the same origin and occur over a period of twelve (1 2) months with a class failure quantity of at least three (3) in twenty (20) sequentially delivered Products or Spare Parts, with a maximum period of three (3) years from the delivery date of the last sequentially delivered Product, Option or Spare Part. In case of such epidemic faults, SRMI shall repair or replace such Products, Options or Spare Parts and SRMI warrants the Products, Options and Spare Parts not yet delivered will be upgraded, and for Products and Options in the field upgraded components or parts will be made available from SRMI at no charge and PMS will be responsible for the building in and building out cost of the said components or parts.

         8.5      SOFTWARE/FIRMWARE WARRANTY

         While no warranty is made that Software/Firmware will run uninterrupted or error free, upon Date of First Clinical Use, Software/Firmware delivered by SRMI will be free from those defects which materially affect performance in accordance with the Specifications.

         In the event of defects as above occurring within the time specified in
Exhibit IX SRMI shall, free of charge, provide for Software/Firmware support and maintenance as set forth in detail in Exhibit VII hereto. Deviating warranties from SRMI sub-contractors, if any, are set forth in Exhibit IX.

         9.       PERFORMANCE MEASUREMENT, VENDOR RATING

         PMS has introduced a system to measure and rate the performance of its suppliers. The following items will be measured:

         -        quality of the delivered products
         -        reliability in delivering in time
         -        competitiveness in pricing
         -        flexibility upon changes of demand
         -        support in technical and other matters
         -        order confirmation

         On a regular basis the results of such rating will be made available to SRMI in writing and be compared with the target parameters agreed by PMS and SRMI for the period concerned. In case SRMI's performance is below the target for one or more parameters, appropriate measures will be taken by SRMI and new targets will be agreed upon.

         When SRMI is nominated by PMS to receive the status of a "preferred supplier", SRMI will do its utmost to meet the standards set by PMS in order to qualify on a continuing basis for the status of "preferred supplier".

         10.      SERVICE, SPARE PARTS

         Service arrangements are set forth in Exhibit VIII hereto.

         11.      MANUFACTURING RIGHTS

         In the event but not earlier than the valid term SRMI wishes to stop production of Products SRMI shall inform PMS thereof as early as possible but at least twelve (12) months prior to the date of the envisaged production stop, and PMS shall then have the opportunity to place a final Purchase Order in such quantities as PMS may require and SRMI shall accept such Purchase Orders at the then prevailing price(s).

         Moreover, for the time thereafter SRMI obliges itself to provide PMS costfree with all Know How (information, documents, engineering assistance and technical means of support) in order to continue development and/or production at PMS's own facilities or with a third party. All this information will be provided in the English or German language.

         Without limiting SRMI's liability to PMS hereunder in any way whatsoever it has been agreed that in case

         a) SRMI intends to enter or actually enters liquidation procedures (either voluntarily or forced); or

         b) SRMI has entered bankruptcy procedures (either voluntarily or forced); or

         c) SRMI within thirty days (30) days of notification by PMS has not remedied any material breach of this Agreement,

         d) SRMI's shares or the majority of the voting power are transferred to a company competing or intending to with PMS the same market segment,

then PMS's continuity concerning the Product(s) is endangered and great costs will be incurred in order to continue without SRMI.

         Therefore, PMS

         - shall have the immediate right to use all information, have immediate access to all manufacturing Know-How and Spare Parts related to the Product and, as soon as possible thereafter,

         - shall have the option to acquire all or part of the inventory or Spare Parts needed for the production of Products, if and to the extent required by PMS, against compensation for SRMI's purchase price therefore.

         Accordingly, SRMI hereby grants to PMS upon occurrence of any of the events referred to under the Article above a perpetual, worldwide, irrevocable and royalty free license, with the right to sub-license under any and all patents and other proprietary rights relating to the Products, and Know-How to make, have made, use, lease, sell or otherwise dispose of Products by making use of SRMI's industrial and intellectual proprietary rights and know-how as specified above.

         12.      DOCUMENTATION AND ASSISTANCE

         12.1     TECHNICAL

         The prices include the supply by SRMI of one set of operator's manuals (to be obtained from PMS free of charge) and one set of service documentation per Product.

         Also all manuals obtained by SRMI from vendors will be part of the shipment to PMS. Such manuals from vendors shall be in a neutral form, especially they shall not contain any supplier name or logo.

         During the term of this Agreement the by SRMI issued manuals will be updated and revised by SRMI to reflect corrections and the latest changes made in accordance herewith, and such revisions shall be furnished to PMS without additional charge. All further details concerning documentation and assistance are set forth in Exhibit VIII.

         The service diagnostic software on floppy disc, if any, for use by field service personnel for service diagnostics shall be supplied with each Product at no charge.

         12.2     COMMERCIAL

         SRMI shall support PMS, to the extend feasible, in preparing marketing data of Products, which includes, amongst others, materials like photographs, drawings, schematics etc.
necessary to prepare commercial documentation, sales training etc.

         13.      CLAIMS

         13.1     LIABILITY, INDEMNIFICATION

         SRMI will be liable for damage sustained by PMS and attributable to SRMI. SRMI will indemnify PMS from any claims for damage by third parties resulting from faults in its production area or that of SRMI's sub-contractors. The same applies to any payments for damage (including any other costs that may be required for appropriate legal action) that PMS may have agreed to pay in an out-of-court settlement, paying reasonable regard to the interests of SRMI.

         PMS will give SRMI prompt written notice of the commencement of such claim.

         13.2     RECALL

         Without limiting the generality of the foregoing, SRMI agrees to indemnify PMS from all loss, cost and expense which PMS may sustain as a result of a Product recall-, repair- or modification program or other compliance program or effort, pursuant to any applicable statute or regulation of any
(semi)governmental authority, whether mutually agreed upon by the parties, or required by such (semi)governmental authority. Each party will provide the other party with all necessary information available.

         13.3     DAMAGES

         Furthermore, SRMI agrees to defend, indemnify PMS from and against any and all loss, costs and expenses, including counsel fees and all expenses of investigation, litigation, judgement and/or settlement, arising through or out of personal injury or death to person(s) or damage to property proven to have arisen out of defects in the Products or their design, manufacture, sale, operation, handling or use thereof by PMS or its customers, under the condition that Products have been properly handled.

         13.4     INTELLECTUAL PROPERTY RIGHTS

         SRMI agrees, subject to the conditions set forth in this Article, that it will indemnify PMS, the Philips Affiliated Companies and their customers against all fines, losses, damage, costs and expenses, whether direct or indirect arising from a claim brought by a third party claiming that the Products supplied hereunder constitute(d) infringement of one or more of the patent rights or other industrial or intellectual property rights of such third party, together with the actual justifiable costs and expenses incurred by PMS and/or the Philips Affiliated Companies in connection with such a claim.

         This indemnity is conditional upon PMS giving SRMI - and vice versa - prompt written notice of the commencement or threat of such a claim of infringement or a suit or proceeding based upon such a claim by such third party, and PMS giving SRMI full authority, at the option of SRMI, either to settle or to defend such claim, suit or proceeding and full cooperation and assistance in case SRMI decides to defend such a claim, suit or proceeding.

         In case a Product is held to constitute infringement and the use thereof is enjoined, SRMI shall, at its option and expense, either procure for PMS, the Philips Affiliated Company(ies) and their customer(s) the right to continue using said Product, or replace same, or a part thereof with a non-infringing modification in a manner such that performance of the Product is not degraded.

         If it appears that none of the above is possible PMS at its sole option may decide to terminate this Agreement and SRMI shall reimburse PMS its costs and expenses directly related to such termination and withdrawal.

         14.      CONFIDENTIALITY

         The parties shall not use, employ or disclose confidential information received from the other whether orally, in writing, by demonstration or otherwise except as is necessary to implement this Agreement, unless and to the extent the receiving party can prove by written record that:

         a) it already had knowledge of such information prior to disclosure; or

         b) information was already or becomes publicly known through no fault of the receiving party, or

         c) information identical to disclosed information was already in its possession or is subsequently lawfully obtained without restrictions to the use from a third party who is free to disclose the same or is subsequently independently developed by the receiving party without use of the disclosed information.

         d) information is necessarily disclosed in commercially available product.

         In protecting information, the receiving party will take all necessary precautions and information will be treated in the same manner and with the same degree of care as the receiving party applies with respect to its own confidential information.

         Nothing contained in this Article shall be construed as a grant of license to the other party, to make, use or sell any devices or products using information or as a license under any patents or claims covering same.

         Any disclosure to the media of data concerning the cooperation envisaged under this Agreement, including the existence of the Agreement itself, shall not be effected unless the other party has given its written approval for such disclosure.

         The provisions of this Article shall retroactively be in full force and effect from the date first contacts were established with respect to the subject matter of this Agreement and shall remain in full force and effect during the duration of this Agreement and two (2) years thereafter.

         15.      TERM - TERMINATION

         15.1     TERM

         Upon due signature by both parties this Agreement shall enter into force as from the date first written above, and shall initially continue until December 31st, 2000

         Thereafter, this Agreement shall be extended automatically for successive periods of twelve (12) months, unless and until canceled for its convenience by PMS or SRMI giving twelve (12) months prior written notice to the receiving party.

         15.2     TERMINATION FOR CAUSE

         This Agreement may be terminated earlier:

         a) If a party (the failing party) has not remedied any material breach of this Agreement notified to it by the other party within thirty (30) days after having been put on notice, said other party is entitled to terminate this Agreement and or any outstanding purchase orders immediately by notice to the failing party, such without prejudice to any other rights accruing under this Agreement or in law.

         b) by either party by written notice to the other party in the event the latter party would become insolvent, bankrupt or makes an assignment for the benefit of its creditors; or

         c) by PMS by written notice to SRMI in the event the control of SRMI as per Article 1.2.3 would pass to other(s) than those now exercising control.

         d) by either party if no agreement can be reached during the yearly discussion on prices as provided for in article 5.2.

         15.3     SURVIVING CLAUSES

         All terms and conditions of this Agreement which are destined (whether expressed or not) to survive the duration or termination of this Agreement shall so survive.

         15.4     CONTINUING COMMITMENTS

         The termination of this Agreement shall not relieve or release either party from fulfilling any undertaking or commitment including without limitation effecting payments, work, and deliveries which arise by reason of any event other than termination, such as for instance arising from orders placed pursuant to this Agreement prior to termination.

         16.      FORCE MAJEURE

         In the event of Force Majeure the party being delayed or damaged thereby shall inform the other party as soon as possible but in any event within seven (7) days after the start of such Force Majeure specifying the nature of the Force Majeure as well as the estimated duration thereof. In the event the Force Majeure situation continues for more than sixty (60) days or is expected to last longer than sixty (60) days then either party is entitled to terminate this Agreement by simple notice in writing and without either party being entitled to any claim for damages. Otherwise both parties' rights and obligations will be suspended and new time schedules and supply dates shall be agreed upon between the parties hereto.

         Force Majeure shall be understood to mean and include damage or delay caused by acts of God, acts or regulations or decrees of any Government (de facto or de jure), natural phenomena, such as earthquakes and floods, fires, riots, wars, shipwrecks, freight embargoes, lockouts or other causes, whether similar or dissimilar to those enumerated above, unforeseeable and beyond the reasonable control of the parties and which prevent the total or partial carrying out of any obligation under this Agreement.

         17.      GENERAL TERMS AND CONDITIONS

         17.1     APPLICABLE LAW; COURTS

         This Agreement shall operate as a contract made in Germany and shall in all respects be subject to and construed in conformity with the Laws of Germany. The courts of Stuttgart, Germany, shall have sole jurisdiction.

         17.2     ENTIRE AGREEMENT

         This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and all oral and written representations, warranties, agreements, and/or other inducements relating to this Agreement and it subject matter prior to the effective date have been included herein, or have been fully performed and discharged, or, omitted, unless otherwise agreed upon and confirmed in writing by both parties signed on or after the effective date of this Agreement. This is valid also for the waiver of this clause.

         Neither PMS' general conditions of purchase nor SRMI's general conditions of sales are applicable to this Agreement or to any order and order confirmations for Products or parts thereof in whole or in part.

         17.3     WAIVER

         Either party's failure to insist in any instance upon strict performance by the other party of any terms and covenants herein shall not be construed as a permanent waiver of such terms or covenants, or as a waiver of any other of the terms and covenants contained herein.

         17.4     SEVERABILITY

         In the event that any provision of this Agreement or the application of any such provision to either SRMI or PMS shall be held by a court of competent jurisdiction to be contrary to any applicable law, the remaining provisions shall remain in full force and effect. The parties hereto however are obliged to replace an invalid provision as soon as it becomes invalid by a valid one covering the original intention of the parties.

         17.5     ASSIGNMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns. This Agreement may not be assigned, transferred or hypothecated in whole or in part by either party except by prior written consent of the other party. However, no consent is required to an assignment or transfer in whole or in part by PMS to any of the PMS Associated Companies. PMS shall notify SRMI of such assignment or transfer in writing.

         17.6     ADVERTISEMENTS

         SRMI shall not without PMS' prior written consent use PMS' or any of the PMS Associated Companies' name or trademark as such and/or use name in connection with any advertisement or sale literature nor advertise that it is a supplier of PMS and/or any of the PMS Associated Companies and/or that this Agreement between SRMI and PMS has been concluded.

         17.7     PROJECT LEADERS

         Upon the signature of this Agreement either party shall appoint, by written notice, a Project Leader who shall represent his party in all communication, contacts, meetings, negotiations and reports, of technical nature as necessary for the performance of this Agreement. Any eventual subsequent change of the Project Leader shall be notified in writing to the other party.

         17.8     NOTICES; COMMUNICATIONS

         Any notice required to be given under this Agreement shall be hand delivered or sent by first class mail to the address indicated below or to such other address as may be requested in writing and shall be effective upon receipt. Notices with respect to any and all matters related to the Products shall be addressed as follows:

If to SWISSRAY:                          If to PMS:

Swissray International Inc.              Philips Medical Systems
lndustriestrasse 6                       Development and Manufacturing Centre
CH-6285 Hitzkirch/LU                     Unternehmensbereich der Philips GmbH
Switzerland                              Rontgenstrasse 24
                                         D 22335 Hamburg, Germany

Attn:                                    Attn.:
Mr. R. G. Laupper                        Mr. Sieffert, Marketing Radiography
                                         Copy: General Counsel


         IN WITNESS WHEREOF authorized representatives of the parties hereto have signed this document.


Swissray International Inc.             Philips Medical Systems
                                        Development and Manufacturing Centre
                                        Unternehmensbereich der Philips GmbH


/R. G. Laupper/           /T. Hack/                            /R. Heu/
R.G. Laupper               T. Hack                             R. Heu
President                   Purchasing Manager                 Program Manager

                                LIST OF EXHIBITS

I-A. I-B etc. list of Products and their Specifications
II.      Options
III.     Per type of Product the
                  * Exclusive Territory
                  * Non-exclusive Territory
                  * Non-available Territory
IV.      Prices for Products and Options.  Yearly Target Quantities
V.       Standard Form for Change Request
VI.      Standard Form Decision of Change Request
VII.     Acceptance Procedures
VIII.    Service Arrangements
IX.      Warranty Time and deviating Warranty Conditions
X.       Quality Statement
XI.      Authorized Philips Associated Companies
XII.     Time Schedule